FOR IMMEDIATE RELEASE

Contact:

Brookdale Senior Living Inc.

Francie Nagy

Tel: 1-212-515-4625

Brookdale Names Frank M. Bumstead to Board of Directors

Chicago, IL. August 11, 2006 – Brookdale Senior Living Inc. (NYSE: BKD) announced today the appointment of Frank M. Bumstead to its board of directors. Prior to Brookdale's previously disclosed acquisition of American Retirement Corporation, Mr. Bumstead served as the Lead Director of American Retirement. Mr. Bumstead had been a member of the board of directors of American Retirement for eleven years.

Mr. Bumstead's career has focused on investment management and financial consulting. Currently, Mr. Bumstead is the chairman and a principal shareholder of Flood, Bumstead, McCready & McCarthy, Inc., a business management firm that represents artists, songwriters and producers in the music industry as well as athletes and other high net worth clients. He has been with the firm since 1989.

In addition to being a board member of Brookdale, Mr. Bumstead is a director of Syntroleum, a publicly traded company on the Nasdaq stock exchange and two other privately owned companies, United Supermarkets of Texas Ltd. and Nashville Wire Products Inc. Mr. Bumstead earned his B.B.A. at Southern Methodist University, an M.B.A. at Vanderbilt University and served in Vietnam as a Lieutenant in the U.S. Navy.

Mr. Bumstead replaced Bradley E. Cooper, who resigned from Brookdale's board of directors, effective August 2, 2006, in accordance with the terms of the stockholders agreement with Brookdale, Health Partners and certain entities affiliated with Fortress Investment Group LLC.

About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living facilities throughout the United States. Brookdale is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents. Currently Brookdale owns and operates independent, assisted, dementia-care facilities and continuing care retirement centers with over 51,000 units.